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                                                 Exhibit 99(i)-Press Release

                                                 David H. Gonci
                                                 Senior Vice President/
                                                 Chief Financial Officer

Vernon, CT - March 29, 2000


                   ALLIANCE ISSUES TRUST PREFERRED SECURITIES


         Alliance Bancorp of New England, Inc. announced today that it has issued $3.5 million in 10.875% cumulative trust preferred securities through its wholly owned Delaware Business Trust, Alliance Capital Trust II.

         Alliance President Joseph H. Rossi stated that "issuance of the trust preferred securities will enable Alliance to continue to pursue its strategy of measured growth as well as position us to respond to other opportunities which may arise in our market."

         Alliance also issued a corresponding amount of subordinated debentures to Alliance Capital Trust II which will be used to pay interest on the trust's preferred stock. Alliance invested the majority of the proceeds as contributed capital to Tolland Bank, its bank subsidiary. All of the proceeds qualify as regulatory capital under regulatory guidelines.

Alliance Bancorp of New England, Inc. (AMEX: ANE) is a bank holding company for Tolland Bank, a Connecticut-chartered bank serving the markets of central and eastern Connecticut. (www.alliancebancorp.com)


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